Exhibit 99.2

News Release

Graham Corporation    20 Florence Avenue    Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Declares Quarterly Cash Dividend

BATAVIA, NY, October 28, 2014 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.04 per common share.

The dividend will be payable December 3, 2014 to stockholders of record at the close of business on November 19, 2014. Graham has approximately 10.1 million shares of its common stock outstanding.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For nearly 80 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

For more information contact:
Jeffrey F. Glajch Vice President – Finance and CFO Phone: (585) 343-2216 Email: jglajch@graham-mfg.com	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC Phone: (716) 843-3908 / (716) 843-3942 Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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